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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Elaine Parfitt
Chief Financial Officer
Integral Systems, Inc.
Phone:  301-731-4233
Fax:  301-731-9606


                      INTEGRAL SYSTEMS TO ACQUIRE RT LOGIC

Lanham, Md., September 3, 2002 -- Integral Systems, Inc. (NASDAQ: ISYS) today announced the signing of a Letter of Intent proposing to acquire Real Time Logic, Inc. (RT Logic) of Colorado Springs, Colorado. RT Logic is a privately held company that specializes in the real time satellite, ground, test, and range computing markets. RT Logic provides software driver products, hardware/firmware-based interface systems, engineering services, integrated development platforms, and complete turnkey solutions.

Under the terms of the proposal, Integral Systems will pay RT Logic shareholders consideration nominally valued at $36.5 million, of which approximately $10.0 million will be in the form of a future earnout based on RT Logic pretax income over the next three to four fiscal years. Payments are expected to be made with 50% cash and 50% Integral common stock. The acquisition of RT Logic is subject to the negotiation and execution of a definitive purchase agreement and is expected to close on or about October 1, 2002.

For the fiscal year ended March 31, 2002, RT Logic recorded $12.6 million in revenue and earned $1.7 million of net income (audited). Steven R. Chamberlain, Integral's Chairman and CEO, commented, "The acquisition of RT Logic is a natural fit for us and will instantly expand our product offerings to our Government client base. We intend to leave RT Logic as a standalone operating entity, and are excited about the possibilities and opportunities that this acquisition will afford us. We expect RT Logic to be immediately accretive to earnings as the acquisition should add between $.08 and $.10 to EPS in FY03," added Chamberlain.

Mark McMillen, Chairman and Chief Executive Officer of RT Logic commented that, "The industry name recognition of Integral Systems coupled with Integral's financial muscle should help RT Logic to accelerate its revenue and profit growth. The employees at RT Logic and myself are eager to begin working together on joint product and marketing efforts."

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 190 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial Off The Shelf) software products for satellite command & control, the EPOCH 2000 product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents. The Company also offers products and services for satellite integration and test and payload data processing.

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Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. Integral Systems has approximately 300 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company's current expectations. There is no assurance that the Company's projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company's reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company's government and commercial contracts are subject, the Company's dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company's acquisition strategy and those other risks noted in the Company's SEC filings. Further, there is no assurance that the above-described acquisition will be completed or that it will be completed on the above-described terms and conditions. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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